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                                                                    EXHIBIT 11.1

                            MEADE INSTRUMENTS CORP.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


      (IN THOUSANDS, EXCEPT PER SHARE AND WEIGHTED AVERAGE SHARE AMOUNTS)



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                                                                                 NINE MONTHS ENDED
                                    FISCAL YEAR ENDED FEBRUARY 28(29),             NOVEMBER 30,
                                    -----------------------------------       -----------------------
                                      1994         1995         1996            1995          1996
                                    ---------    ---------    ---------       ---------    ----------
                                                                              (UNAUDITED)
Shares used in calculation of net
  income available per common
  share:
  Weighted average common shares
     outstanding.................   5,071,361    5,071,361    5,071,361       5,071,361     5,013,876
  Unearned ESOP shares, net of
     shares committed to be
     released....................          --           --           --              --    (1,016,652)
  Shares pursuant to SAB 83......    (388,889)    (388,889)    (388,889)       (388,889)     (388,889)
                                    ---------    ---------    ---------       ---------     ---------
  TOTAL..........................   4,682,472    4,682,472    4,682,472       4,682,472     3,608,335
                                    =========    =========    =========       =========     =========
Net income.......................   $   1,040    $   2,051    $   1,556       $   1,439    $    2,161
Accretion on Redeemable Preferred
  Stock and dividend on Series B
  Common Stock, net of tax
  benefit........................          --           --           --              --        (1,137)
                                    ---------    ---------    ---------       ---------     ---------
Net income available to common
  stockholders...................   $   1,040    $   2,051    $   1,556       $   1,439    $    1,024
                                    =========    =========    =========       =========     =========
Per share information:
  Net income before adjustments
     to net income available per
     common share................   $    0.22    $    0.44    $    0.33       $    0.31    $     0.60
  Accretion on Redeemable
     Preferred Stock and dividend
     on Series B Common Stock,
     net of tax benefit..........          --           --           --              --         (0.32)
                                    ---------    ---------    ---------       ---------     ---------
  Net income available per common
     share.......................   $    0.22    $    0.44    $    0.33       $    0.31    $     0.28
                                    =========    =========    =========       =========     =========
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